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                      KAMAN CORPORATION AND SUBSIDIARIES
              EXHIBIT 11 - EARNINGS (LOSS) PER SHARE COMPUTATION
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNT)

                                For the Three Months   For the Six Months
                                   Ended June 30,         Ended June 30,
                                --------------------   ------------------
                                    2004      2003       2004      2003
                                    ----      ----       ----      ----
Basic:
  Net earnings (loss)             $ (1,836) $  3,284   $   (544) $ 17,250
                                   =======   =======    =======   =======
  Weighted average number of
    shares outstanding              22,686    22,551     22,667    22,523
                                   =======   =======    =======   =======
Net earnings (loss) per share
  - basic                         $   (.08) $    .15   $   (.02) $    .77
                                   =======   =======    =======   =======
Diluted:
  Net earnings (loss)             $ (1,836) $  3,284   $   (544) $ 17,250
  Elimination of interest expense
    on 6% subordinated convertible
    debentures (net after taxes)         -       198          -       411
                                   -------   -------    -------   -------
  Net earnings (loss)(as adjusted)$ (1,836) $  3,482   $   (544) $ 17,661
                                   =======   =======    =======   =======
  Weighted average number of
    shares outstanding              22,686    22,551     22,667    22,523
  Weighted average shares issuable
    on conversion of 6%
    subordinated convertible
    debentures                           -       923          -       952
  Weighted average shares issuable
    on exercise of diluted stock
    options                              -        10          -         7
                                   -------   -------    -------   -------
    Total (2)                       22,686    23,484     22,667    23,482
                                   =======   =======    =======   =======
Net earnings (loss) per share
  - diluted (1)(3)                $   (.08) $    .15   $   (.02) $    .75
                                  ========  ========   ========  ========

(1)The calculated diluted per share amounts for the three months ended and six months ended June 30, 2004 are anti-dilutive, therefore, amounts shown are equal to the basic per share calculation.
(2)Additional potentially diluted average shares outstanding of 936 for the three months ended June 30, 2004 and 974 for the six months ended June 30, 2004 have been excluded from the average diluted shares outstanding due to the loss from operations in that time period.
(3)For 2003, excluded from the net earnings (loss) per share - diluted calculation are options granted to employees that are anti-dilutive based on the average stock price for the year.

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